Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 713.993.4614

Kelsea Michael CJP Communications 212.279.3115 x231

Sanders Morris Harris Group Reports First Quarter Loss of $0.08 Per Share; Asset/Wealth Management Earnings Rise 64%

HOUSTON, May 9, 2008 – Sanders Morris Harris Group Inc. (Nasdaq: SMHG) today announced a first quarter loss of $2.1 million, or $0.08 per diluted share, compared with earnings of $2.7 million, or $0.11 per diluted share, during the prior year quarter. Losses in Sanders Morris Harris’s Capital Markets segment and a decline in the value of a high-yield hedge fund investment offset a 64% increase in pretax earnings of the Asset/Wealth Management business.

Asset/Wealth Management, the Company’s largest unit, posted first quarter revenue and pretax earnings of $30.6 million and $6.6 million, respectively. That compares with $23.7 million in revenue and pretax earnings of $4.0 million during the first quarter of 2007.

During the quarter, Sanders Morris Harris completed the acquisition of a 50.1% stake in Leonetti & Associates, a wealth management firm with approximately $400 million under management. On April 1, 2008, the firm also purchased Miller-Green Financial Services Inc., an independent wealth management firm serving the Houston area. Miller-Green Financial also has approximately $400 million of assets under management, and brings total assets under management for the Company to approximately $18 billion.

The Capital Markets division recorded a pretax loss of $2.7 million during the first quarter of 2008 compared with pretax earnings of $3.3 million during the first quarter of 2007. The investment banking business experienced a substantial decrease in activity reflecting the challenging capital markets environment. Additionally, Sanders Morris Harris experienced a $2.2 million decline during the period in the value of its investment in the SMH Credit Opportunity Fund, a high-yield hedge fund. The Fund’s value improved in April as the high-yield market rebounded.

“We remain very positive about the earnings outlook for the Asset/Wealth Management segment, which continues to demonstrate strong growth,” said Ben T. Morris, Chief Executive Officer of Sanders Morris Harris Group. “Despite the difficult market environment that contributed to a first quarter loss for the Company, the Capital Markets businesses should perform better as the investment climate improves. We expect the investment banking division’s results to improve over the remainder of 2008.”

Conference Call

The Company will host a conference call on Friday, May 9th to discuss first quarter 2008 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 748-8103 or International dial-in number (706) 634-7604 and enter pass code 46905869. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 30 days by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (International) and entering the pass code 46905869.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services company that manages approximately $18 billion in client assets. It has two primary businesses. Asset/Wealth Management, the largest, provides highly regarded wealth advisory and asset management services to individuals and institutions. The other, Capital Markets, offers investment banking, institutional brokerage, trading, and research to a variety of institutions and middle market companies. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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Selected Condensed Operating Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$44,816	$45,483
Expenses	43,315	39,007

Net	1,501	6,476
Equity in loss of limited partnerships	(1,749)	(315)
Minority interests	(3,101)	(1,839)

Income (loss) before income taxes	(3,349)	4,322
Benefit (provision) for income taxes	1,242	(1,581)

Net income (loss)	$(2,107)	$2,741

Earnings (loss) per common share:
Basic	$(0.08)	$0.11
Diluted	(0.08)	0.11

Weighted average shares outstanding:
Basic	24,940	24,611
Diluted	25,165	24,939

Balance sheet data:
Cash and cash equivalents	$27,125	$48,539
Other tangible net assets	94,866	87,999

Tangible net assets	$121,991	$136,538

Shareholders’ equity	$222,673	$221,311

Selected Condensed Operating Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Asset/Wealth Management	$30,619	$23,684
Capital Markets:
Investment banking	656	7,224
Institutional brokerage	3,757	4,644
Prime brokerage services	10,520	8,869

Capital Markets Total	14,933	20,737
Corporate Support	(736)	1,062

Total	$44,816	$45,483

Income (loss) before equity in income (loss) of limited partnerships, minority interests, and income taxes:
Asset/Wealth Management	$9,196	$6,432
Capital Markets:
Investment banking	(3,172)	1,571
Institutional brokerage	(9)	626
Prime brokerage services	507	1,073

Capital Markets Total	(2,674)	3,270
Corporate Support	(5,021)	(3,226)

Total	$1,501	$6,476

Equity in income (loss) of limited partnerships:
Asset/Wealth Management	$463	$(588)
Capital Markets:
Investment banking	—	—
Institutional brokerage	—	—
Prime brokerage services	—	—

Capital Markets Total	—	—
Corporate Support	(2,212)	273

Total	$(1,749)	$(315)

Minority interests in net income of consolidated companies:
Asset/Wealth Management	$(3,101)	$(1,839)
Capital Markets:
Investment banking	—	—
Institutional brokerage	—	—
Prime brokerage services	—	—

Capital Markets Total	—	—
Corporate Support	—	—

Total	$(3,101)	$(1,839)

Income (loss) before income taxes:
Asset/Wealth Management	$6,558	$4,005
Capital Markets:
Investment banking	(3,172)	1,571
Institutional brokerage	(9)	626
Prime brokerage services	507	1,073

Capital Markets Total	(2,674)	3,270
Corporate Support	(7,233)	(2,953)

Total	$(3,349)	$4,322

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